                                                                                                              SIX MONTHS ENDED
                                                                                                                   JUNE 30
     Calculation of Earnings/fixed charges ratio                                                         ---------------------------
                                                2003        2002        2001        2000        1999           2004            2003

     Revenue                              37,370,756  18,057,989  28,359,568  36,577,262  14,782,500     26,901,886      21,432,128

     Ship Broker Commissions                (184,781)   (184,781)   (184,781)   (185,288)   (184,781)       (92,138)        (91,631)

     Mgmt, Fee & Admin, Exp,                (366,421)   (340,381)   (281,406)   (290,791)   (314,004)      (661,761)       (210,001)

     Directors Insurance                    (101,666)    (86,667)    (72,333)    (82,500)    (97,500)       (53,332)        (50,000)

     Depreciation                         (6,831,040) (6,831,040) (6,831,040) (6,831,040) (6,831,039)    (3,415,520)     (3,415,520)

     Net Operating Income                 29,886,848  10,615,120  20,990,008  29,187,643   7,355,176     22,679,135      17,664,976

     Net Financial Items                  (1,786,559) (1,767,852) (1,604,532) (1,518,677) (1,580,498)      (854,646)       (895,354)

     Net Profit                           28,100,289   8,847,268  19,385,476  27,668,966   5,774,678     21,824,489      16,769,622

     Interest expense                      1,797,981   1,764,424   1,769,000   1,770,808   1,767,449        882,205         907,049

     Interest income                          26,462      21,409     189,244     277,552     214,532         27,559          11,695

Fixed charges
     a) Interest expensed and capitalised  1,797,981   1,764,424   1,769,000   1,770,808   1,767,449        882,205         907,049
     b) amortized premiums                         -           -           -           -           -              -               -
     c) interest in rental expense                 -           -           -           -           -              -               -
     d) preference security dividend               -           -           -           -           -              -               -
     ------------------------------------------------------------------------------------------------------------------------------
     Sum fixed charges                     1,797,981   1,764,424   1,769,000   1,770,808   1,767,449         882,205        907,049

Earnings
     a) pretax income                     28,100,289   8,847,268  19,385,476  27,668,966   5,774,678     21,824,489      16,769,622
     b) fixed charges                      1,797,981   1,764,424   1,769,000   1,770,808   1,767,449        882,205         907,049
     c) amortization of capitalised                -           -           -           -           -              -               -
        interest
     d) interest capitalised                       -           -           -           -           -              -               -
     e) preference security dividend               -           -           -           -           -              -               -
     f) minority interest                          -           -           -           -           -              -               -

     ------------------------------------------------------------------------------------------------------------------------------
     Sum earnings                         29,898,270  10,611,692  21,154,476  29,439,774   7,542,127     22,706,694      17,676,671


     Ratio of earnings to fixed charges         16.6         6.0        12.0        16.6         4.3           25.7            19.5


